Exhibit 99.1

Mizuho to Acquire Premier M&A Advisory Firm Greenhill

•	Purchase price $15 per share in cash
•	Greenhill to serve as the M&A and restructuring advisory business of Mizuho
•	Greenhill brand, global network, leadership and team to remain in place
•	Acquisition accelerates Mizuho’s investment banking growth strategy, building on its leading capital markets and banking capabilities

TOKYO and NEW YORK, May 22, 2023 — Mizuho Financial Group, Inc. (TSE: 8411 and NYSE: MFG) and Greenhill & Co., Inc. (NYSE: GHL) today announced a definitive agreement for Mizuho to acquire Greenhill in an all-cash transaction at $15 per share, reflecting an enterprise value of approximately $550 million, including assumed debt. Through this transaction, Mizuho will accelerate its investment banking growth strategy, building on Greenhill’s 27 year history of advising important clients on significant mergers & acquisitions, restructurings and capital raising transactions.

Following completion of the transaction, Greenhill will operate globally from its 15 locations around the world as the M&A and restructuring advisory business of Mizuho. That business will maintain the Greenhill brand, and the existing Greenhill leadership team will remain in place.

Greenhill Chairman & Chief Executive Officer Scott L. Bok will become Chairman of the M&A and restructuring advisory business. Current Greenhill Co-Presidents Kevin Costantino and David Wyles will become Co-Heads of the business. The Greenhill business will sit within Mizuho’s banking division, led by Michal Katz, Head of Banking in the Americas.

“Greenhill is a proven industry leader, and its team has led many of the largest and most complex transactions for clients globally, across a wide range of sectors,” said Jerry Rizzieri, President and CEO, Mizuho Securities USA. “Mizuho is committed to the expansion of its investment banking platform, and we are excited for the Greenhill team and brand to become a core pillar of this strategy.”

“We are pleased to be announcing a transaction that provides significant benefits to each of our stakeholders—clients, employees and stockholders. Our clients will continue to receive the same high quality advice from the same team, operating under the same brand, overseen by the same management. In addition, those clients will now benefit from access to the wide range of financing, capital markets and other products offered by Mizuho, one of the world’s leading banks. Our employees will see little change in their day-to-day work and will benefit from access to Mizuho’s vast global client base as well as its broad range of products,” said Scott Bok, Chairman & CEO, Greenhill. “Our firm was a pioneer in the concept of the publicly traded independent investment bank, and that format served us well for many years. Now, given the evolution of markets, we believe our clients and employees will benefit from our team becoming part of a larger, more diversified financial institution.”

With this transaction, Mizuho will welcome Greenhill’s 370 employees, as well as the valued client relationships they have built around the world. Both management teams are committed to a seamless transition for all clients and employees.

“We are thrilled to add one of the preeminent M&A firms globally to our platform, and we see meaningful synergies in the combination that will benefit all of our stakeholders,” Masahiro Kihara, President and Group CEO of Mizuho Financial Group, and Shuji Matsuura, Chairman and CEO of Mizuho Americas, said in a joint statement. “Our Banking division today serves over 1,300 clients in the Americas and 900 in Europe, as well as over 70 percent of all listed companies in Japan. We look forward to making Greenhill’s M&A and restructuring capabilities available to our clients, and to offering our full range of solutions to Greenhill’s clients. The transaction represents an important strategic milestone, and we plan to continue to invest in the growth of our global banking franchise.”

The transaction is expected to close by year end and is subject to approval by Greenhill stockholders, as well as required regulatory approvals and other customary closing conditions.

Citi and Mizuho served as financial advisors, and Paul, Weiss, Rifkind, Wharton & Garrison LLP and Davis Polk & Wardwell LLP served as legal advisors to Mizuho. Houlihan Lokey served as financial advisor and Wachtell, Lipton, Rosen & Katz served as legal advisor to Greenhill.

About Mizuho

Mizuho Financial Group, Inc. is the 15th largest bank in the world as measured by total assets of ~$2 trillion, according to S&P Global 2022. Mizuho’s 60,000 employees worldwide offer comprehensive financial services to clients in 35 countries and 800 offices throughout the Americas, EMEA and Asia.

Mizuho Americas is the fastest growing region within the Mizuho Financial Group and is a leading provider of corporate and investment banking services to clients in the US, Canada and Latin America. Its capabilities span investment and corporate banking, capital markets, equity and fixed income sales & trading, derivatives, FX, custody and research. Mizuho Americas employs 3,000 professionals across 15 offices within the Americas.

About Greenhill

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, Paris, San Francisco, Singapore, Stockholm, Sydney, Tokyo and Toronto.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, which involve inherent risks and uncertainties. Words or phrases such as “believe,” “estimate,” “expect,” “anticipate,” “plan,” “trend,” “objective,” “continue,” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” or similar expressions, or the negatives of those words or phrases, may identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates, and other important factors that change over time and could cause actual results to differ materially from any results, performance, or events expressed or implied by such forward-looking statements. Such forward-looking statements include but are not limited to statements about the benefits of the proposed acquisition of Greenhill by Mizuho (the “Proposed Transaction”), including future financial and operating results, Greenhill’s or Mizuho’s plans, objectives, expectations and intentions, the expected timing of completion of the Proposed Transaction and other statements that are not historical facts.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected. In addition to factors previously disclosed in Greenhill’s reports filed with the Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the occurrence of any event, change, or other circumstance that could give rise to the right of Greenhill or Mizuho to terminate the definitive merger agreement governing the terms and conditions of the Proposed Transaction; the outcome of any legal proceedings that may be instituted against Greenhill or Mizuho; the possibility that the Proposed Transaction does not close when expected or at all because required regulatory, stockholder, or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect Greenhill or Mizuho or the expected benefits of the Proposed Transaction); the risk that the benefits from the Proposed Transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic, political and market conditions, interest and exchange rates, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Greenhill and Mizuho operate; the ability to promptly and effectively integrate the businesses of Greenhill with those of Mizuho; the possibility that the Proposed Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; reputational risk and potential adverse reactions of Greenhill’s or Mizuho’s clients, employees or other business partners, including those resulting from the announcement or completion of the Proposed Transaction; the diversion of management’s attention and time from ongoing business operations and opportunities on merger-related matters; and the impact of the global COVID-19 pandemic on Greenhill’s or Mizuho’s businesses, the ability to complete the Proposed Transaction or any of the other foregoing risks.

These factors are not necessarily all of the factors that could cause Greenhill’s or Mizuho’s actual results, performance, or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other unknown or unpredictable factors also could harm Greenhill’s or Mizuho’s results.

All forward-looking statements attributable to Greenhill or Mizuho, or persons acting on Greenhill’s or Mizuho’s behalf, are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and Greenhill and Mizuho do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If Greenhill or Mizuho update one or more forward-looking statements, no inference should be drawn that Greenhill or Mizuho will make additional updates with respect to those or other forward-looking statements. Further information regarding Greenhill and factors which could affect the forward-looking statements contained herein can be found in Greenhill’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and its other filings with the SEC.

Additional Information and Where to Find It

In connection with the Proposed Transaction, Greenhill will file with the SEC and furnish to Greenhill’s stockholders a proxy statement and other relevant documents. This communication does not constitute a solicitation of any vote or approval. GREENHILL STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GREENHILL, MIZUHO AND THE PROPOSED TRANSACTION. Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of Greenhill’s filings with the SEC from the investors relations section of Greenhill’s website at https://www.greenhill.com/en/investor/filings or by directing a request to: Greenhill & Co., Inc., 1271 Avenue of the Americas, New York, NY 10020, (212) 389-1800, investorrelations@greenhill.com.

Participants in the Solicitation

Greenhill, its directors and certain of its officers and employees may be deemed to be participants in the solicitation of proxies from Greenhill stockholders in connection with the Proposed Transaction. Information about the interests of the directors and executive officers of Greenhill and other persons who may be deemed to be participants in the solicitation of stockholders of Greenhill in connection with the Proposed Transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement related to the Proposed Transaction, which will be filed with the SEC. Additional information about Greenhill, the directors and executive officers of Greenhill and their ownership of Greenhill common stock is also set forth in the definitive proxy statement for Greenhill’s 2023 Annual Meeting of Stockholders, as filed with the SEC on Schedule 14A on March 13, 2023, and other documents subsequently filed by Greenhill with the SEC. Free copies of these documents may be obtained as described above.

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Inquiries, please contact:

For Mizuho:
Cheryl Gilberg
Chief Marketing Officer, Mizuho Americas
cheryl.gilberg@mizuhogroup.com
+ 1-212-282-3238

Jim Gorman
Executive Director, Media Relations, Mizuho Americas
jim.gorman@mizuhogroup.com
+ 1-212-282-3867

For Greenhill:
Patrick J. Suehnholz
Director of Investor Relations, COO of Investment Banking, Greenhill & Co.
patrick.suehnholz@greenhill.com
212-389-1800